Exhibit 5.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
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	Brussels	New York
November 18, 2010	Chicago	Orange County
	Doha	Paris
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	Frankfurt	Rome
	Hamburg	San Diego
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	Houston	Shanghai
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	Milan	Washington, D.C.

Southern California Gas Company

555 West Fifth Street

Los Angeles, California 90113

Re:	Registration Statement No. 333-159041; Issuance of $300,000,000 Aggregate Principal Amount of 5.125% First Mortgage Bonds, Series MM, due 2040

Ladies and Gentlemen:

We have acted as special counsel to Southern California Gas Company, a California corporation (the “Company”), in connection with the Company’s issuance of $300,000,000 aggregate principal amount of 5.125% First Mortgage Bonds, Series MM, due 2040 (the “Notes”) under an indenture, dated as of October 1, 1940, between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as amended and supplemented to date, including as supplemented by the supplemental indenture, dated as of November 18, 2010 (the “Indenture”), between the Company and the Trustee, setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2009 (Registration No. 333-159041) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of California and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

November 18, 2010

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) advance waivers of claims, defenses or rights granted by law; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and we call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees; and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 18, 2010 and to the reference to our firm contained in the prospectus for the offering of the Notes under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP